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                                 EXHIBIT 3.1C

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                       WALLACE COMPUTER SERVICES, INC.

                                 * * * * * *

                Adopted in accordance with Section 242 of the
               General Corporation Law of the State of Delaware

                                 * * * * * *

     WALLACE COMPUTER SERVICES, INC. (the "Corporation"), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

     FIRST:    The Corporation filed its original Certificate of
Incorporation on June 10, 1963, under the name of Wallace Business Forms, Inc.

     SECOND:   The Corporation filed a Restated Certificate of Incorporation on January 7, 1987.

     THIRD:    The Corporation filed an amendment to its Restated
Certificate of Incorporation on November 15, 1989 amending Article FOURTH.

     FOURTH:   In accordance with Section 242 of the General Corporation Law of the State of Delaware, all of the members of the Board of Directors of the Corporation adopted a resolution declaring the advisability of amending the Certificate of Incorporation of the Corporation, as heretofore amended and restated, at a meeting of the Board of Directors of the Corporation held on January 14, 1997, which amendment is as follows:

                 Section 1 of Article FOURTH of the Certificate of Incorporation, as heretofore amended, restated, and corrected, is hereby amended to read as follows:

               1. Authorized Shares: The total number of shares of all classes of stock that the corporation shall have authority to issue is 100,500,000, consisting of 100,000,000 shares of common stock



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               having a par value of $1.00 per share, and 500,000
               shares of preferred stock having a par value of $50.00 per share.


     FIFTH:    In accordance with Section 242 of the General Corporation
Law of the State of Delaware, at the meeting of the Board of Directors of the Corporation held on January 14, 1997, the Board of Directors directed that the Amendment be submitted for the consideration and approval of the stockholders of the Corporation at a special Meeting of Stockholders held on February 28, 1997.

     SIXTH:    In accordance with Section 242 of the General Corporation
Law of the State of Delaware, the holders of a majority of the outstanding stock of the Corporation, which outstanding stock consists of one class of stock, adopted the Amendment to Certificate of Incorporation at a Special Meeting of the stockholders of the Corporation held on February 28, 1997.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment of Certificate of Incorporation to be signed by Robert J. Cronin, President and Chief Executive Officer of the Corporation, and attested by Michael T. Laudizio, its Secretary, effective as of February 28, 1997.


                                    WALLACE COMPUTER SERVICES, INC.
                                    a Delaware corporation

                                         /s/ Robert J. Cronin
                                    -------------------------------------
                                    Robert J. Cronin
                                    President and Chief Executive Officer


ATTEST:


     /s/ Michael T. Laudizio
By:  -----------------------
     Michael T. Laudizio
     Secretary